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                                                                     EXHIBIT 8.2



                                www.haledorr.com
                       60 State Street . Boston, MA 02109
                        617-526-6000 . fax 617-526-5000



                                                      December 6, 2000

IDX Systems Corporation
P.O. Box 1070
1400 Shelbourne Road
Burlington, VT  05402

     Re: Merger pursuant to Agreement and Plan of Merger by and among Allscripts Healthcare Solutions, Inc., Allscripts, Inc., Bursar Acquisition, Inc., Bursar Acquisition No. 2, Inc., IDX Systems Corporation and Channelhealth Incorporated

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with filing of a registration statement (the "Registration Statement") on Form S-4, which includes the proxy statement/prospectus relating to the Agreement and Plan of Merger dated as of July 13, 2000 (the "Merger Agreement"), by and among Allscripts Healthcare Solutions, Inc. (formerly known as Allscripts Holding, Inc.), a Delaware corporation ("Parent"), Allscripts, Inc., a Delaware corporation ("Allscripts"), Bursar Acquisition, Inc., a Delaware corporation ("SubA"), Bursar Acquisition No. 2, Inc., a Delaware corporation ("SubB"), IDX Systems Corporation, a Vermont Corporation ("IDX"), and Channelhealth Incorporated, a Delaware corporation ("Channelhealth"). Pursuant to the Merger Agreement, SubA will merge with and into Allscripts (the "Allscripts Merger") and SubB will merge with and into Channelhealth (the "Channelhealth Merger" and, together with the Allscripts Merger, the "Mergers"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP by Parent, Allscripts, Channelhealth and IDX containing certain representations of Parent, Allscripts, Channelhealth and IDX relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to IDX in the Mergers, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement and the exhibits thereto, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

Boston          Washington, DC          New York         Reston          London*
             Hale and Dorr LLP Includes Professional Corporations
                    *an independent joint venture law firm
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IDX Systems Corporation
December 6, 2000
Page 2


     We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Mergers will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Channelhealth Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     This opinion addresses only the specific United States federal income tax consequences of the Channelhealth Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Channelhealth Merger or any other transaction (including any transaction undertaken in connection with the Channelhealth Merger). We express no opinion regarding the tax consequences of the Channelhealth Merger to shareholders of Channelhealth that are subject to special tax rules, we express no opinion regarding the tax consequences of the Channelhealth Merger arising in connection with the ownership of options or warrants for Channelhealth stock, we express no opinion regarding the tax consequences of the sale of the Earnout Shares, and we express no opinion regarding the tax consequences of the Allscripts Merger.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that (i) the exchange of Channelhealth stock for Parent stock pursuant to the Channelhealth Merger will constitute an exchange within the meaning of Section 351, and (ii) the discussion in the Registration Statement under the heading

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IDX Systems Corporation
December 6, 2000
Page 3



"United States Federal Income Tax Consequences" is accurate in all material respects, provided, however, that we express no opinion regarding the accuracy of the discussion as it relates to the federal income tax implications of the Mergers to Allscripts stockholders. No opinion is expressed as to any federal income tax consequence of the Channelhealth Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Channelhealth Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                 Very truly yours,

                                 Hale and Dorr LLP